UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2007

INFOSEARCH MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97385	90-0002618
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4086 Del Rey Avenue Marina Del Rey, CA 90292
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 437-7380

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c));

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 26, 2007, the Board of Directors (“Board”) of InfoSearch Media, Inc., a Delaware corporation (the “Company”), approved the reduction of the Company’s aggregate workforce by a total of approximately 19 employees on May 1, 2007, or approximately 32% of its total current employees, which reduction is intended to reduce the Company’s overall costs of doing business. Although estimates are subject to change as additional information becomes available, the Company expects that this lay off will result in charges of approximately $110,000, consisting primarily of one-time employee termination costs, which will be recorded and paid during the Company’s second fiscal quarter of 2007.

This Form 8-K contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2007, the Company entered into a Second Amendment to Employment Agreement, effective as of January 12, 2007 (the “Second Amendment”), with George Lichter, Chief Executive Officer and a director of the Company. The Second Amendment amends that certain Employment Agreement dated January 4, 2006 and effective as of August 23, 2005, as amended by the Amendment to Employment Agreement, dated as of November 3, 2006 and effective as of July 1, 2006, between the Company and Mr. Lichter (as amended by the Amendment to Employment Agreement, the “Employment Agreement”).

The Second Amendment amends the Employment Agreement to provide, among other things, that Mr. Lichter is eligible to receive a quarterly bonus in an amount not to exceed 25% of his then current base salary for each calendar quarter (or a pro-rata portion of such bonus in the case of a period of less than three months) within the Board’s sole discretion. Prior to the Second Amendment, the Employment Agreement provided that Mr. Lichter was eligible to receive a quarterly bonus not to exceed $37,150 per quarter where such stated amount was then equal to 25% of his former base salary. The Second Amendment also revises the definition of a “Change of Control” so that a change of ownership in the outstanding voting securities of the Company constituting a “Change of Control” is determined based on the outstanding voting securities owned collectively by the common stockholders and warrant holders of the Company as of January 12, 2007, rather than August 23, 2005 as provided for in the Employment Agreement.

In addition, the Second Amendment provides that if Mr. Lichter terminates his employment with the Company for Good Reason (as defined in the Employment Agreement) or if the Company terminates Mr. Lichter without Cause (as defined in the Employment Agreement), 50% of the unvested options granted to Mr. Lichter pursuant to the Company’s 2004 Stock Option Plan will automatically vest. The Second Amendment also provides that if Mr. Lichter’s employment is terminated without Cause or if Mr. Lichter resigns his employment with the Company for Good Reason within 12 months of a Change of Control, 50% of all (i) unvested options to purchase common stock of the Company, (ii) unvested shares of restricted stock of the Company and (iii) other unvested equity compensation relating to the Company (collectively, the “Unvested Equity Compensation”) shall automatically vest and become immediately exercisable and transferable, and Mr. Lichter shall have 90 days after the termination of his employment to exercise the Unvested Equity Compensation. Pursuant to the Second Amendment, in the event of a Change of Control, and immediately prior to such Change of Control, all Unvested Equity Compensation shall automatically vest and become immediately exercisable and transferable, unless all of Mr. Lichter’s outstanding options, restricted stock and other equity compensation is (x) assumed by the surviving corporation or its parent or subsidiary on terms no less favorable and with an equity value equal to or greater than immediately prior to the Change of Control or (y) substituted by the surviving corporation or its parent or subsidiary with equivalent awards for the equity compensation on terms no less favorable and with an equity value equal to or greater than immediately prior to the Change of Control.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment which is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits:

99.1  Second Amendment to Employment Agreement, dated as of May 1, 2007, by and between the Company and George Lichter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSEARCH MEDIA, INC.

Dated: May 2, 2007	By:	/s/ Frank Knuettel II

Name: Frank Knuettel II Title: Chief Financial Officer

INFOSEARCH MEDIA, INC.

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.   Description

99.1	Second Amendment to Employment Agreement, dated as of May 1, 2007, by and between the Company and George Lichter.